                           JATO COMMUNICATIONS CORP.

                             EMPLOYMENT AGREEMENT

                                      FOR

                               GERARD A. MAGLIO

         THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is entered into as of the 1st day of June, 1999, by and between GERARD A. MAGLIO ("EXECUTIVE") and JATO COMMUNICATIONS CORP., a Delaware corporation (the "COMPANY").

         WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

         WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.       EMPLOYMENT BY THE COMPANY.

         1.1  TERM.  Subject to terms set forth herein, for a period of one
(1) year the Company agrees to employ Executive in the position of Vice President - Marketing and Executive hereby accepts such employment effective as of the date first written above. This Agreement shall automatically renew on a month-to-month basis unless either party gives thirty (30) days' prior written notice to the other party. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

         1.2 DUTIES. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then existing title(s), consistent with the Bylaws of the Company and as required by the Company's Board of Directors or the Executive's supervisor (the "BOARD").

         1.3 EMPLOYMENT RELATIONSHIP. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.       COMPENSATION.

         2.1 SALARY. Executive shall receive for services to be rendered hereunder an annualized base salary of $150,000, payable on a semi-monthly basis, which will be reviewed


                                      1.

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annually at the discretion of the Compensation Committee of the Board of
Directors. Executive's base salary shall be increased annually by an amount equal to the greater of (i) 5% of Executive's base salary and (ii) an amount determined by the Board of Directors.

         2.2 DISCRETIONARY BONUS. Executive will be eligible for a discretionary bonus, in an amount to be determined solely by the Compensation Committee in its discretion, subject to the terms and conditions outlined in a Company bonus plan, which may be established and in effect from time to time.

         2.3 STANDARD COMPANY BENEFITS. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees in comparable positions.

         2.4 ACCELERATION OF STOCK RIGHTS. In the event that the Company consummates an Acquisition or Asset Transfer, as those terms are defined in the Company's Restated Certificate of Incorporation, then the vesting of 10% of all stock options unvested at the time of such Acquisition or Asset Transfer held by Executive shall accelerate.

3.       PROPRIETARY INFORMATION OBLIGATIONS.

         3.1 AGREEMENT. Executive agrees to enter into a Non-competition, Proprietary Information and Inventions Agreement attached hereto as EXHIBIT A.

         3.2 REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Non-competition Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. OUTSIDE ACTIVITIES. Except with the prior written consent of the Company's Board, Executive will not, during the term of this Agreement, undertake or engage in any other employment, occupation or business enterprise, other than those in which Executive is a passive investor and except for those activities specifically described in EXHIBIT B. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

5.       TERMINATION OF EMPLOYMENT.

         (a) Either the Executive or the Company may terminate the employment relationship at any time for any reason whatsoever, with thirty
(30) days' prior written notice by the Company and with thirty (30) days' prior written notice by the Executive with or without Cause (as defined below) or advance notice. This at-will employment relationship cannot be changed except in a writing approved by the Board. If the Company terminates Executive's employment without Cause at any time, Executive will receive as severance: (i) twelve (12) months of base salary, less payroll deductions and required withholdings, payable in accordance with the standard pay schedule of the Company, and (ii) a lump sum payment of that portion of the bonus

Executive is entitled to for the calendar year pro-rated based upon the number of full months Executive was employed during such year in exchange for the execution of a release of all claims against the Company. If Executive resigns or if Executive's employment is terminated for cause, all compensation and benefits will cease immediately, and Executive will receive no severance benefits.

For purpose of this Agreement, "CAUSE" shall mean misconduct, including:
(i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or Executive's Proprietary Information and Inventions Agreement; (vi) a failure or refusal in a material respect of Executive to follow the reasonable policies or directions of the Company as specified by the Board of Directors after being provided with notice of such failure and an opportunity to cure within seven (7) days of receipt of such notice; or (vii) failure to carry out the duties of the Executive's position after being provided with notice of such failure and an opportunity to cure. Physical or mental disability shall not constitute "Cause."

         (b) In the event of death, the Company shall pay to Executive any earned but unpaid salary at the time of death and, at the time such amount would otherwise have been due, a pro rata portion of a discretionary bonus, if any, which may otherwise have been paid to Executive pursuant to Section 2.2 hereof with respect to the annual period in which the death occurs. Furthermore, Executive shall vest in 50% of any unvested stock options as of the date of death and the Company shall waive its repurchase rights with respect to 50% of any unvested shares as of the date of death; PROVIDED, HOWEVER, that Executive's estate, administrator or distributor shall become a party to, and be subject to the provisions of, the Stockholders' Agreement.

6. CONTINUATION OF EMPLOYMENT/RESTRICTIVE COVENANT. During the term of Executive's employment and for a period of twelve (12) months immediately following Executive's termination, Executive shall not without first obtaining the prior written approval of the Company, directly or indirectly engage or prepare to engage, in any activities in competition with the Company, or accept employment or establish a business relationship with a business that directly competes with the Company in providing high speed data transmission services in a market in which the Company has at least one
(1) operational DSLAM or at least one (1) central office colocation under construction.

7.       NONSOLICITATION.  While employed by the Company, and for twelve
(12) months immediately following the Executive's termination of employment, Executive agrees not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

8.       GENERAL PROVISIONS.

         8.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company's then current payroll records.

         8.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

         8.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         8.4 COMPLETE AGREEMENT. This Agreement and EXHIBIT A hereto, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

         8.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         8.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         8.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

         8.8 ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

         8.9 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Delaware.

         8.10 SURVIVAL. The following provisions of this Agreement shall survive the termination of Executive's employment and the assignment of this Agreement by the Company to any successor in interest or other assignee: Section 2; Section 3;
Section 6; Section 7; and Section 8.

         8.11 INJUNCTIVE RELIEF. Executive acknowledges that the restrictions set forth in Sections 3, 4, 6 and 7 above are necessary to protect the Company's confidential proprietary information and other legitimate business interests and are reasonable in all respects, including duration, territory and scope of activity restricted. Executive further acknowledges that the provisions of Sections 3, 4, 6 and 7 hereof are essential to the Company, that the Company would not enter into this Agreement if it did not include these provisions and that damages sustained by the Company as a result of a breach of these provisions cannot be adequately remedied by damages, and Executive agrees that the Company, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of Sections 3, 4, 6 and 7 of this Agreement. Executive agrees that the existence of any claim or cause of action by Executive against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the provisions of Sections 3, 4, 6 and 7 hereof. Executive shall have no right to enforce any of his rights under this Agreement by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Company of this Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                       JATO COMMUNICATIONS CORP.

                                       By: /s/ Brian E. Gast
                                           ------------------------------------
                                           Brian E. Gast
                                           President and Chief Executive Officer


                                       By: /s/ Gerard Maglio
                                           ------------------------------------
                                           Gerard Maglio

                                   EXHIBIT A

                           JATO COMMUNICATIONS CORP.

                    NON-COMPETITION PROPRIETARY INFORMATION
                           AND INVENTIONS AGREEMENT

      NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT


    As an employee of JATO Communications Corp., a Delaware corporation, its subsidiaries or its affiliates (together, the "Company"), and as a condition of my employment by the Company and in consideration of the compensation now and hereafter paid to me, I agree to the following (the "Agreement"):

    1.  MAINTAINING CONFIDENTIAL INFORMATION

          (a) COMPANY INFORMATION. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, this shall include information relating to products, processes, know-how, methods, software, developmental work, improvements, discoveries, plans for marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, confidential information shall not include any information which:

    (i) at the time of disclosure, or thereafter, is generally available to and known by the public;

    (ii) was or is available to me on a non-confidential basis from a source other than the Company; or

    (iii) has been independently acquired or developed by me without violating any of my obligations under this Agreement, as shown by my competent written records.

          (b) THIRD PARTY INFORMATION. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. I agree that I owe the Company and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to, except as is consistent with the Company's agreement with the third party, disclose it to any person, firm or corporation or use it for the benefit of anyone other than the Company or such third party, unless expressly authorized to act otherwise by an officer of the Company.

    2.  ASSIGNMENT OF INVENTIONS AND ORIGINAL WORKS.

    I agree that I will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company all my right, title and interest in and to any ideas, inventions, original works of authorship, developments, improvements or trade secrets which I may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of my employment with the Company and for one (1) year after my employment. This Agreement will not be deemed to require assignment of any invention developed entirely on my own time without using the Company's equipment, supplies, facilities or trade secrets and neither related to the Company's actual or anticipated business, research or development, nor resulted from work performed by me for the Company.

    3.  NO CONFLICTS OR SOLICITATION

    For the period of my employment by the Company and for one (1) year following my termination, I will not interfere with the business of the Company by (i) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other entity engaged in marketing or selling the type of products and services offered by the Company or (ii) directly soliciting the business of any customer or client of the Company (other than on behalf of the Company) for the type of products and services offered by the Company.

    4.  COVENANT NOT TO COMPETE.

          (a) I agree that during my employment with the Company, I will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory" (as defined below). It is agreed that ownership of (i) no more than ten percent (10%) of the outstanding voting stock of a publicly traded corporation or (ii) any stock I presently own or (iii) any options or other rights to acquire shares of a company's capital stock I presently own shall not constitute a violation of this provision.

          (b)  As used herein, the terms:

    (i) "Restricted Business" shall mean any competitive local exchange carrier, high speed data communication services provider or any business which otherwise engages in any other manner in any business which is competitive with the Company.

    (ii) "Restricted Territory" shall mean all regions within a fifty mile radius of those cities in which the Company operates, or has disclosed to you that it intends to operate, a business.

    5.  RETURN OF COMPANY DOCUMENTS

    When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all documents and other property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns whether kept at the Company, home or elsewhere. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

    6.  LEGAL AND EQUITABLE REMEDIES

    Because my services are personal and unique and because I may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

    7. NOT AN EMPLOYMENT CONTRACT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at a ny time, with or without cause.

    8.  GENERAL PROVISIONS.

          (a) GOVERNING LAW. This Agreement will be governed by and construed according to the laws of the State of Colorado, excluding conflicts of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Colorado for any lawsuit filed there against me by the Company arising from or relating to this Agreement, or such other location as the Company's principal executive office may then be located.

          (b) SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. Moreover, if any restriction set forth in Sections 3 or 4 hereof is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          (c) BENEFIT; BINDING EFFECT. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.

          (d) SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

    I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY'S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

    I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.


Dated:
      -----------------------          ------------------------------
                                       Name


                                       Address
                                              -----------------------

                                       ------------------------------

                                       ------------------------------


ACCEPTED AND AGREED TO:

JATO COMMUNICATIONS CORP.


By:
   --------------------------
Name:
     ------------------------
Title:
      -----------------------

                                   EXHIBIT B


                         PERMITTED OUTSIDE ACTIVITIES


1. Continuation of pre-existing consulting arrangement with Vulcan Ventures, Vulcan Northwest, or any other subsidiary, company, or partnership controlled by, or affiliated with, Paul Allen or any of his Vulcan companies. Executive has already given notice of his intent to withdraw from this assignment on the latter of two occurrences, July 20, 1999, or the presentation of the project team's findings to owner Paul Allen.

2. Strategic Advisory Board participation in MCSI, a LaJolla, California-based technology development company. Anticipated time required is one (1) business day per calendar quarter. Executive agrees to resign from this assignment as soon as it can be done without loss of the equity portion of his compensation.

3. Executive may continue to offer his existing syndicated marketing programs to the cable television industry as long as he is passive in his participation. In this regard, passive is defined to mean not taking a lead or active role in the continuing sales and marketing of the programs, other than that amount of time necessary to employ someone to discharge these responsibilities. The programs include DISH HELP, Ctv Updates, Contact, and DATA SPEED. Executive is obligated to delegate day-to-day responsibilities to existing business partners, and/or employees of those ventures, and may participate at the board level, or equivalent, in such a way as to not interfere with his Company responsibilities.

4. Executive is involved with a partnership anticipating the purchase of two operating cable television systems in Battlement Mesa and Parachute, Colorado, and will act as a passive partner and strategic advisor with no operating responsibilities. This partnership, or an additional one involving Interface Communications Group, may purchase or develop other cable television assets in the future but Executive's role will remain unchanged.

5. Executive is a participant with an effort to provide video, high-speed Internet access, and potentially other telecommunications services to multiple dwelling units (MDUs) in the Denver metropolitan area in association with Interface Communications Group, and another entity that owns fifty (50) percent of the equity in this venture and is responsible for the day-to-day operation of the business. Executive participates as an investor and strategic advisor.


                                      A-1